Exhibit 10.11

Shareholders Agreement in relation to Global Data
Media FZ-LLC

Dated 25 February 2003

Imation Corp.
(Imation)

Moser Baer India Ltd.
(MBI)

Global Data Media FZ-LLC
(the Company) and

MBI International FZ-LLC
(International)

Denton Wilde Sapte
PO Box 1756
Dubai
United Arab Emirates
Tel:00 971 4 331 0220
Fax:00 791 4 331 0201
www.dentonwildesapte.com

1 Definitions and Interpretation
1.1 Definitions
1.2 Interpretation
2 Purpose and Business of the Group
2.1 Definition of Business
2.2 Objectives of the Parties
2.3 Business Plan
2.4 House Brand
2.5 Constitutive Documents
2.6 Non-competition
3 Closing
3.1 Initial capitalisation
3.2 Time and place of Closing
3.3 Obligations at Closing
4 Provision of Finance
4.1 Financing the Group
4.2 Further funding
4.3 Default in funding obligation
4.4 Terms of Shareholders Loans
4.5 Dividend
5 The Board and Management
5.1 Nominated Directors
5.2 Chairman
5.3 Board meetings
5.4 Quorum
5.5 Alternate Directors
5.6 Voting at Board meetings
5.7 Majority voting
5.8 Written resolutions of the Board
5.9 Recording of Minutes of the Board Meetings
5.10 Shareholders to ensure Nominated Director’s resignation
5.11 Auditors of the Company
5.12 Directors of other Group Companies
6 Operation of the Company’s Business
6.1 Managing Director
6.2 Appointment and removal of Managing Director
6.3 Director of Sales
6.4 Customer support team
6.5 Employee liability
6.6 Business housekeeping
6.7 Subsidiaries and Branches
6.8 Limitations on Disclosure
6.9 Sales to Customers
6.10 Transfer of employees to MBI
7 Shareholder Meetings
7.1 Notice of Shareholder meetings
7.2 Quorum for Shareholder meetings
7.3 Chairman of Shareholder meetings
7.4 Voting at General Meetings
7.5 General Meeting of Subsidiaries
8 Information
8.1 Preparation and currency of financial information
8.2 Financial information
8.3 Audit rights
8.4 Exercise of audit rights
8.5 Restriction on disclosure of information
8.6 Access and verification of Company information
9 Minority Shareholder Protections
9.1 List of minority Shareholder protections
9.2 Deadlock resolution
9.3 Related Party Agreements
9.4 Application of restrictions to Subsidiaries
10 Confidentiality and Announcements
10.1 Definitions in this Clause
10.2 Duty of confidentiality
10.3 Permitted disclosures
10.4 Consultation
10.5 Restrictions on announcements
10.6 Permitted announcements
10.7 Prior consultation on announcements
10.8 Continuance of obligations
11 Transfer of Shares
11.1 General prohibition on Share transfers
11.2 Permitted transfers
12 Duration and termination
12.1 Duration
12.2 Termination without cause
12.3 Termination with cause by Imation
12.4 Termination with cause by MBI
12.5 Termination with cause — termination fee
12.6 Consequences of termination — liquidation of the Company and its Subsidiaries
12.7 Consequences of termination — Imation as Defaulting Party
12.8 Consequences of termination — MBI as Defaulting Party
12.9 Consequences of termination — Non solicitation
12.10 Termination for disagreement on a Major Decision
12.11 List of Major Decisions
13 Representations, Warranties and Indemnities
13.1 Warranties by Imation
13.2 Warranties by MBI
13.3 Compliance with laws
13.4 Consent to certain matters
13.5 US Foreign Corrupt Practices Act
13.6 Indemnity
13.7 Limitation of Liability
14 General
14.1 Parties’ general obligation
14.2 Conflict with the Regulations
14.3 No partnership
14.4 Costs
14.5 No Assignment
14.6 Execution in Counterparts
15 Notices
15.1 Method and delivery
15.2 Addresses
15.3 Receipt
16 English law
17 Arbitration
17.1 Submission to arbitration
17.2 Language of proceedings
18 Imation Guarantee
18.1 Guaranteed obligations
18.2 No release etc
18.3 No avoidance of release, settlement etc
19 Survival
Schedule 1 — Representations and Warranties
Schedule 2 — Closing obligations
Schedule 3 — Confidentiality Agreement (Clause 6.8)
Schedule 4 — Management Roles and Responsibilities (Clause 6.6(d))
2000 Stock Incentive Plan, as Amended
Shareholders Agreement - Global Data Media FX-LLC
Subsidiaries
Consent of Independent Auditors
Power of Attorney
Certification Pursuant to Section 302
Certification Pursuant to Section 302
Certification Pursuant to Section 906
Certification Pursuant to Section 906

Contents

1	Definitions and Interpretation	2
1.1	Definitions	2
1.2	Interpretation	4
2	Purpose and Business of the Group	4
2.1	Definition of Business	4
2.2	Objectives of the Parties	5
2.3	Business Plan	5
2.4	House Brand	6
2.5	Constitutive Documents	6
2.6	Non-competition	6
3	Closing	7
3.1	Initial capitalisation	7
3.2	Time and place of Closing	7
3.3	Obligations at Closing	7
4	Provision of Finance	8
4.1	Financing the Group	8
4.2	Further funding	8
4.3	Default in funding obligation	8
4.4	Terms of Shareholders Loans	8
4.5	Dividend	9
5	The Board and Management	9
5.1	Nominated Directors	9
5.2	Chairman	10
5.3	Board meetings	10
5.4	Quorum	10
5.5	Alternate Directors	10
5.6	Voting at Board meetings	10
5.7	Majority voting	11
5.8	Written resolutions of the Board	11
5.9	Recording of Minutes of the Board Meetings	11
5.10	Shareholders to ensure Nominated Director's resignation	11
5.11	Auditors of the Company	11
5.12	Directors of other Group Companies	12
6	Operation of the Company’s Business	12
6.1	Managing Director	12
6.2	Appointment and removal of Managing Director	13
6.3	Director of Sales	13
6.4	Customer support team	13
6.5	Employee liability	14
6.6	Business housekeeping	14
6.7	Subsidiaries and Branches	14
6.8	Limitations on Disclosure	15
6.9	Sales to Customers	15
6.10	Transfer of employees to MBI	15
7	Shareholder Meetings	16
7.1	Notice of Shareholder meetings	16
7.2	Quorum for Shareholder meetings	16
7.3	Chairman of Shareholder meetings	16

Contents (i)

7.4	Voting at General Meetings	16
7.5	General Meeting of Subsidiaries	16
8	Information	16
8.1	Preparation and currency of financial information	16
8.2	Financial information	17
8.3	Audit rights	17
8.4	Exercise of audit rights	17
8.5	Restriction on disclosure of information	18
8.6	Access and verification of Company information	18
9	Minority Shareholder Protections	19
9.1	List of minority Shareholder protections	19
9.2	Deadlock resolution	20
9.3	Related Party Agreements	20
9.4	Application of restrictions to Subsidiaries	20
10	Confidentiality and Announcements	21
10.1	Definitions in this Clause	21
10.2	Duty of confidentiality	21
10.3	Permitted disclosures	21
10.4	Consultation	21
10.5	Restrictions on announcements	22
10.6	Permitted announcements	22
10.7	Prior consultation on announcements	22
10.8	Continuance of obligations	22
11	Transfer of Shares	22
11.1	General prohibition on Share transfers	22
11.2	Permitted transfers	23
12	Duration and termination	23
12.1	Duration	23
12.2	Termination without cause	23
12.3	Termination with cause by Imation	23
12.4	Termination with cause by MBI	24
12.5	Termination with cause - termination fee	24
12.6	Consequences of termination - liquidation of the Company and its Subsidiaries	24
12.7	Consequences of termination - Imation as Defaulting Party	24
12.8	Consequences of termination - MBI as Defaulting Party	25
12.9	Consequences of termination - Non solicitation	25
12.10	Termination for disagreement on a Major Decision	25
12.11	List of Major Decisions	25
13	Representations, Warranties and Indemnities	26
13.1	Warranties by Imation	26
13.2	Warranties by MBI	26
13.3	Compliance with laws	26
13.4	Consent to certain matters	27
13.5	US Foreign Corrupt Practices Act	27
13.6	Indemnity	27
13.7	Limitation of Liability	28
14	General	28
14.1	Parties’ general obligation	28
14.2	Conflict with the Regulations	28
14.3	No partnership	28
14.4	Costs	28

Contents (ii)

14.5	No Assignment	28
14.6	Execution in Counterparts	28
15	Notices	29
15.1	Method and delivery	29
15.2	Addresses	29
15.3	Receipt	29
16	English law	30
17	Arbitration	30
17.1	Submission to arbitration	30
17.2	Language of proceedings	30
18	Imation Guarantee	30
18.1	Guaranteed obligations	30
18.2	No release etc	31
18.3	No avoidance of release, settlement etc	31
19	Survival	31
Schedule 1 - Representations and Warranties		32
Schedule 2 - Closing obligations		34
Schedule 3 - Confidentiality Agreement (Clause 6.8)		37
Schedule 4 - Management Roles and Responsibilities (Clause 6.6(d))		40

Contents (iii)

Shareholders Agreement (hereinafter the Agreement)

Dated 25 February 2003

Between

(1)	Imation Corp. (Imation) a company incorporated in the State of Delaware, USA having its principal office at Imation Place, Oakdale, Minnesota, USA;

(2)	Moser Baer India Ltd. (MBI) a company incorporated in India with registered number 15431 having its registered office at 63, Ring Road, Lajpat Nagar III, New Delhi - 110024, India;

(3)	Global Data Media FZ-LLC (the Company) a free zone limited liability company incorporated in the Dubai Internet City under licence number 19599 and having its registered office at Office No. 119/120, Building 14, First Floor, Dubai Internet City, Dubai, United Arab Emirates; and

(4)	MBI International FZ-LLC (International) a free zone limited liability company incorporated in the Dubai Internet City under licence number 19612 and having its registered office at Office No. 119/120, Building 14, First Floor, Dubai Internet City, Dubai, United Arab Emirates.

Recitals

A	Imation is a multi-national company involved in the development and marketing of magnetic and optical removable data storage products.

B	MBI is a multi-national company involved in the manufacture and supply of magnetic and optical removable data storage products.

C	The Company proposes to market and sell optical removable data storage products to customers worldwide (excluding in India) through its wholly owned Subsidiaries in order to maximise the sales opportunities created by synergies between Imation and MBI which could not fully be exploited by either of them acting alone.

D	Imation and MBI have agreed to promote the Company being a Dubai registered “technology, electronic commerce and media free zone limited liability company” in the Dubai Internet City in Dubai, United Arab Emirates, together with its Subsidiaries for the purpose of conducting the Business as described in Clause 2.1 with the objectives described in Clause 2.2.

E	Imation and MBI are entering into this Agreement to regulate their relationship as shareholders in and the management of the Company and its Subsidiaries.

F	The Company and International are entering into this Agreement to obtain the benefit of certain rights and to enter into certain obligations.

In consideration of and in reliance upon the mutual covenants and agreements of the Parties set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Agreement and its Recitals the following definitions shall apply.

AED means United Arab Emirates Dirhams.

Annual Budget means a budget including income statements (incorporating operating expenditure), working capital, capital expenditure and cash flow statements for a financial year of the Group.

Applicable Laws means the Dubai Technology, Electronic Commerce & Media Free Zone Law comprising law no.1 of 2000 of the Emirate of Dubai, together with all relevant laws and regulations issued by the government of Dubai and the Authority and all laws and regulations of the United Arab Emirates and the Emirate of Dubai applicable to the Company as an FZ-LLC incorporated within the Dubai Internet City.

Articles means the articles of association of the Company in the agreed form or as they may subsequently be amended from time to time pursuant to Clause 9.1.

Associate means, with respect to any Party (excluding any Group Company), any person (excluding any Group Company) that from time to time directly or indirectly through one or more intermediaries, owns or controls, or is owned or controlled by, or is under common ownership or control with the Party or person specified, where own means ownership of more than 50% of the equity interests or rights to distributions on account of equity of the Party or person and control means the power to direct the management or policies of the Party or person specified.

Authority means the Dubai Technology, Electronic Commerce & Media Free Zone Authority constituted in accordance with the Dubai Technology, Electronic Commerce & Media Free Zone Law comprising law no.1 of 2000 of the Emirate of Dubai.

Board means the board of directors of the Company.

Business has the meaning set out in Clause 2.1.

Business Plan means the business plan of the Group as mutually agreed between the Parties and as amended from time to time in accordance with this Agreement.

Chairman means the Chairman from time to time of the Board.

Closing means the closing of the transaction contemplated by this Agreement in accordance with Clause 3 and Schedule 2.

Customers means persons requiring branded, private label and/or bulk Products.

Director means a director of the Company and A Directors and B Directors shall have the meanings in Clause 5.1.

Director of Sales means the individual appointed from time to time as the director of sales of the Group pursuant to Clause 6.3.

Glyphics Agreement means the agreement of even date between (1) MBI and (2) the Company for the purchase by the Company of the entire issued and outstanding stock of Glyphics Media, Inc. (Glyphics).

Group or Group Companies means the Company and its Subsidiaries and Group Company means any of them.

House Brand means a brand of Products in which a Group Company owns the brand intellectual property rights.

Imation Purchaser means Imation and each of its Associates.

LIBOR means the interest rate for Dollar deposits for a 30 day period which appears on the screen display designated as “Page 3750” on the Telerate Service (or such other screen display or service as may replace it for the purpose of displaying British Bankers’ Association LIBOR Rates for Dollar deposits in the London interbank market) at or about 11.00 a.m. on the due date for receipt by the Company of Shareholder Loans and every 30 days thereafter.

Managing Director or MD means the individual appointed from time to time as the managing director of the Group pursuant to Clause 6.2.

Nominated Directors means the A Directors and the B Directors.

Other Goods shall mean media and other related products (other than Products) that may be manufactured/supplied by MBI for distribution to customers in the Territory.

Party means Imation, MBI, International or the Company and Parties means all or any of them as the context may require.

Permitted Transferee has the meaning in Clause 11.2.

Products means optical data storage media in the CD and DVD recordable and re-writeable formats, whether packaged or unpackaged.

PSS Division means the business division within Imation and/or its Associates which produces and/or sells personal computer storage applications comprising of optical media products (such as the Products) and/or magnetic disc products (such as diskettes), including the relevant part of another division within Imation and/or its Associates into which such business division may be reorganised in whole or in part from time to time.

Related Party means, with respect to any Party (excluding any Group Company), any person (excluding any Group Company) that from time to time directly or indirectly through one or more intermediaries, owns or controls, or is owned or controlled by, or is under common ownership or control with the Party or person specified or the key officers of the Party or person specified, where own means ownership of more than 26% of the equity interests or rights to distributions on account of equity of the Party or person and control means the power to direct the management or policies of the Party or person specified.

Related Party Agreement means an agreement, contract or understanding (whether or not in writing) between any Group Company and a Party (excluding any Group Company) or a Related Party.

Supply Services Agreement means an agreement of even date entered into between (1) the Company and (2) MBI and Imation for the provision of services by MBI and Imation to the Company.

Shareholder means Imation or MBI and Shareholders means both of them.

Shareholder Loans means loans made by the Shareholders or any Associate of either Shareholder to any Group Company pursuant to Clause 4.2, to be repaid on the terms set out in Clause 4.4.

Shares means shares with a nominal value of AED 1,000 each in the capital of the Company.

Subsidiaries means the direct and indirect subsidiaries of the Company from time to time, including the companies to be formed in accordance with Clause 6.7.

Territory means all countries excluding the Republic of India. US$means United States Dollars.

1.2	Interpretation

In this Agreement, unless otherwise specified:

(a)	reference to any law, bye-law, regulation, rule, delegated legislation or order is to any law, bye-law, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any law, bye-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(b)	references to any Clause, paragraph or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement;

(c)	headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(d)	person includes any individual, firm, partnership, company or other incorporated or unincorporated body;

(e)	in writing includes any communication made by email (provided it has been subsequently confirmed by letter or fax), letter or fax;

(f)	a document is in the agreed form if it is in the form of a draft agreed between and initialled by or on behalf of the Parties on or before the date of this Agreement;

(g)	references to any month, year or date shall be construed by reference to the Gregorian Calendar; and

(h)	the words include, including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words.

2	Purpose and Business of the Group

2.1	Definition of Business

The business of the Group (the Business) shall only be:

(a)	to act as non-exclusive purchaser of Products manufactured/supplied by MBI under the “have made rights” of Imation, the Company and/or the Subsidiaries and their sale to Customers in accordance with the provisions of Clause 2.2 below;

(b)	to act as non-exclusive purchaser of Products manufactured/supplied by MBI, for which the “have made rights” of Imation, the Company and/or the Subsidiaries are not then applicable and their sale to Customers in accordance with the provisions of Clause 2.2 below;

(c)	to act as non-exclusive distributor for MBI in respect of Other Goods manufactured/supplied by MBI;

(d)	to purchase and sell media formats other than the Products only if agreed and to the extent agreed to by Imation, MBI and the Company at a later date; and

(e)	to purchase Other Goods from third parties for sale to customers, only if agreed and to the extent agreed upon by Imation, MBI and the Company from time to time.

2.2	Objectives of the Parties

The purpose of the Company is to combine the manufacturing expertise of MBI and the marketing and sales expertise of Imation, to the fullest extent possible, in a joint venture company that can focus on new marketing and sales opportunities that neither MBI or Imation can fully exploit acting alone and that can provide enhanced customer support to their Customers. In addition, through the Group, Imation will have an avenue to more fully utilize and exploit its existing and future intellectual property portfolio in the Products (including its have made rights relating to the Products) to the benefit of Imation, MBI and the Group. The Parties agree to the following principles and objectives for entering into this Agreement:

(a)	the Company shall purchase the Products under its have made rights exclusively from MBI. Any Product for which the have made rights are not then available shall also be purchased exclusively by the Company from MBI;

(b)	the Company shall sell the Products exclusively to International and Glyphics Media, Inc. (after it becomes a direct wholly-owned Subsidiary of the Company and executes a deed of adherence in the agreed form) and International and Glyphics Media, Inc. (after it becomes a direct wholly-owned Subsidiary of the Company and executes a deed of adherence in the agreed form) shall purchase the Products exclusively from the Company;

(c)	International and Glyphics Media, Inc. (after it becomes a direct wholly-owned Subsidiary of the Company and executes a deed of adherence in the agreed form) shall sell the Products to Customers directly;

(d)	Imation shall cause Glyphics Media, Inc., MBI International Services Private Limited and any other future Subsidiaries of the Company to execute a deed of adherence in the agreed form within 30 days of it becoming a Subsidiary, thereby agreeing to confirm and abide by the terms and conditions of this Agreement;

(e)	all rights of Imation and MBI as shareholders of the Company shall be applicable to them with respect to International and all other Subsidiaries as if they are also the shareholders of each such Subsidiary.

2.3	Business Plan

The Business shall be carried on in accordance with the Business Plan. Any modifications or amendments to the Business Plan or any new/subsequent Business Plan shall require the prior approval of the Board.

2.4	House Brand

No Group Company shall develop or acquire a House Brand and shall not market or sell any brand of Products in which any of the Shareholders or their Associates own the brand intellectual property rights.

2.5	Constitutive Documents

The Parties agree that the memorandum of association and articles of association of each Group Company shall to the extent permissible under Applicable Law, reflect the terms of this Agreement. To this end the Parties shall, to the extent permissible under Applicable Law, cause the articles of association of each Group Company to be amended to reflect the understanding set out in this Agreement. Any inconsistency between the provisions of this Agreement and the memorandum of association and articles of association of any Group Company shall be interpreted in such a manner as to give effect to all such documents; provided, however, that in the event of an inconsistency between this Agreement and the memorandum of association and articles of association of any Group Company, the provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship.

2.6	Non-competition

2.6.1	In this Clause 2.6:

Existing Customer of Imation means an existing Customer from time to time of an Imation Purchaser;

Existing MBI Customer means a Customer of MBI as at the date of this Agreement and/or an existing Customer from time to time of MBI and/or a Customer of Glyphics as at the date of this Agreement; and

Existing Customer of the Group means a Customer which from time to time during the term of this Agreement becomes a Customer of the Group, subject to Clause 2.6.4.

2.6.2	During the subsistence of this Agreement, Imation undertakes to the Company and to MBI that it shall not, and shall ensure that the other Imation Purchasers shall not, sell any Products to any Existing MBI Customer or any Existing Customer of the Group provided that the restriction in this Clause 2.6.2 shall not apply to the sale of Products to an Existing Customer of Imation (unless such Customer became an Existing Customer of Imation in breach of this Clause 2.6.2).

2.6.3	During the subsistence of this Agreement, the Company undertakes to MBI that it shall not, and shall ensure that the other Group Companies shall not, sell any Products to any Existing MBI Customer provided that, subject to Clause 2.6.4, the restriction in this Section 2.6.3 shall not apply to the sale of Products to a Customer which is an Existing Customer of the Group (unless such Customer became an Existing Customer of the Group in breach of this Clause 2.6.3).

2.6.4	Notwithstanding anything to the contrary in Clause 2.6.3, MBI shall have the right to refer the Existing MBI Customers to the Group and in such case the Subsidiaries shall have the right to sell the Products to such Existing MBI Customers, provided the Subsidiaries’ right to sell the Products to such Customers shall only be to the extent and until such time MBI deems fit and proper in its sole and absolute discretion and any such Customer shall not be treated as an Existing Customer of the Group.

2.6.5	If MBI has reason to believe that an Imation Purchaser is selling Products to an Existing MBI Customer in breach of Clause 2.6.2, MBI may serve notice on Imation, following receipt of which Imation shall ensure that the relevant Imation Purchaser stops selling Products to such Existing MBI Customer (subject to the completion of any outstanding committed orders).

3	Closing

3.1	Initial capitalisation

Imation represents and warrants to MBI that each of the statements set out below is true and accurate and not misleading as of the date of execution of this Agreement and each such representation and warranty shall be repeated at Closing:

(a)	the Company has been incorporated as an FZ-LLC in the Dubai Internet City in accordance with the Applicable Laws and is validly subsisting and is in good standing under the Applicable Laws and with an initial capital of AED500,000 divided into 500 Shares, all of which have been fully paid-up;

(b)	the current sole holder of the Shares is Imation Europe B.V., which is a wholly-owned subsidiary of Imation;

(c)	International has been incorporated as an FZ-LLC in the Dubai Internet City in accordance with the Applicable Laws and is validly subsisting and is in good standing under the Applicable Laws and with an initial capital of AED500,000, divided into 500 shares of AED1,000 each, all of which have been fully paid-up;

(d)	the current sole holder of the issued shares in International is the Company;

(e)	245 Shares which are to be transferred by Imation Europe B.V. to MBI on Closing are validly issued, fully paid-up and non-assessable and will be transferred to MBI free from any liens or other encumbrances whatsoever;

(f)	the Company and International have all the necessary corporate power, authority and capacity to enter into this Agreement and to carry out their obligations under this Agreement; and

(g)	the Company and International have proper licenses and permits from all governmental and statutory authorities to conduct their business as contemplated by the Parties from and after the Closing.

3.2	Time and place of Closing

Closing shall take place on or before 7 March 2003 at the offices of Denton Wilde Sapte at 26th Floor, API World Tower, Sheikh Zayed Road, Dubai.

3.3	Obligations at Closing

At Closing, the Parties shall comply with their respective obligations set out in Schedule 2. The Shares to be issued to MBI and Imation on Closing shall be validly issued, fully paid-up and non-assessable and shall be free from any liens or other encumbrances whatsoever. Following the Closing, Imation shall hold 7,487 Shares, representing 51% of the issued Shares, and MBI shall hold 7,194 Shares, representing 49% of the issued Shares.

4	Provision of Finance

4.1	Financing the Group

The Group shall be financed initially out of the proceeds of the initial capitalisation of the Shares referred to in Clause 3.1, out of the subscriptions of further Shares made on Closing pursuant to Clause 3.3 and Schedule 2 and thereafter, including but not limited to, out of the cashflows and working capital of the Group.

4.2	Further funding

If the initial financing referred to in Clause 4.1 and the cashflows and working capital of the Group are insufficient to meet the Group’s working capital, capital expenditure and other funding requirements as set out in the Annual Budget, the Shareholders shall provide the shortfall by way of Shareholder Loans to the Company pro rata to their respective shareholdings in the Company. The obligations of the Shareholders to provide Shareholder Loans shall require the prior written agreement of both Shareholders to the extent that the aggregate amount of Shareholder Loans made by both Shareholders following Closing would exceed US$4,000,000. The Shareholders shall, subject to their prior written agreement as aforesaid and to necessary regulatory approvals, if any, which regulatory approvals the relevant Shareholder shall use reasonable endeavours to obtain as soon as practicable, make such Shareholder Loans in cash in immediately available cleared funds no later than 60 days (the Funding Period) following the receipt by the Shareholders of a notice in writing (a Funding Notice) from the Managing Director setting out:

(a)	the amount required from each Shareholder; and

(b)	the repayment date.

4.3	Default in funding obligation

If a Shareholder (the Defaulting Shareholder) fails to provide within the Funding Period funding which it has agreed to provide pursuant to Clause 4.2, the other Shareholder (the Non-Defaulting Shareholder) may (at its election and within a further 30 days following notice from the Managing Director that a Defaulting Shareholder has failed to provide funding) provide the funding to meet the shortfall. Such payment shall be without prejudice to any other rights or claims which the Non-Defaulting Shareholder may have under this Agreement in respect of the Defaulting Shareholder’s default.

4.4	Terms of Shareholders Loans

The terms of the Shareholder Loans made by the Shareholders to the Company pursuant to this Agreement shall be as follows:

(a)	they shall be denominated for all purposes in US$;

(b)	they shall bear interest at the rate of LIBOR plus 50 basis points;

(c)	such interest shall accrue and be payable at the same time as repayment of the principal amount of the relevant Shareholder Loans;

(d)	they shall be repayable on their respective terms or upon written demand signed by both Shareholders (other than in the event of the Company’s liquidation, in which case they shall be repayable in full);

(e)	the Company may prepay all or any part of the Shareholder Loans at any time in accordance with sub-clause (f) below;

(f)	they shall be repayable to the Shareholders pro rata to their respective shareholdings in the Company provided that any Shareholder Loans made by a Non-Defaulting Shareholder pursuant to Clause 4.3 shall, to the extent of the Shareholder Loans made pursuant to Clause 4.3, be repaid first in priority to any other Shareholder Loans; and

(g)	in the event of the insolvent winding-up or liquidation of the Company, the obligation of the Company to repay the Shareholder Loans (and any interest due thereon) shall be subordinated to the payment in full of all preferred and ordinary creditors of the Company.

Provided however, that the repayment or prepayment of any Shareholder Loans or interest accrued thereon shall be made only after payment of all outstanding dues of the Group on account of any purchase orders, whether fulfilled or otherwise, placed with any of the Group’s suppliers, payment of amounts payable by the Company under the Supply Services Agreement, ensuring adequate working capital requirements and/or making adequate provision in respect thereof. It is clearly agreed upon by the Parties that the Shareholder Loans shall be unsecured loans and shall always be payable after clearing the supplier outstandings, the amounts payable by the Company under the Supply Services Agreement, ensuring adequate working capital requirements and/or making adequate provision for payment in respect thereof. Payments due to the suppliers (including payments to MBI for the supply of Products and Other Goods and payments under the Supply Services Agreement) shall always have a priority in payment over the repayment of Shareholder Loans and/or payment of any interest due thereon.

4.5	Dividend

The maximum amount of the profit of the Company available for distribution by way of dividend shall be distributed to the Shareholders on a quarterly basis, subject to the following:

(a)	payment of all supplier outstandings including those payable to MBI for supply of Products/Other Goods, payment of amounts payable by the Company under the Supply Services Agreement and/or making adequate provision for payments in respect thereof;

(b)	repayment of outstanding Shareholder Loans or third party loans and interest due thereon which are then due and payable; and

(c)	the Group having, in the opinion of the Board, sufficient financial resources to meet its normal and foreseeable requirements including working capital requirements, payments to statutory authorities and compliance with the Applicable Laws in this regard.

5	The Board and Management

5.1	Nominated Directors

The Board shall comprise five Directors. Imation shall have the exclusive right to appoint, remove and replace three Directors and MBI shall have the exclusive right to appoint, remove and replace two Directors. Such rights shall be exercisable by notice to the Company, a copy of which shall be given to the other Shareholder. The Directors appointed by Imation shall be known as A Directors and the Directors appointed by MBI shall be known as B Directors.

Imation undertakes that it shall not, other than with the prior written consent of MBI, appoint any person as an A Director who is working, or who has worked at any time in the period of 18 months prior to his appointment, in the PSS Division.

5.2	Chairman

The Chairman of the Company shall be an A Director designated as such by Imation. The Chairman shall not have a second or casting vote.

5.3	Board meetings

Board meetings shall be held at the registered office of the Company or at such other place as agreed by a quorum of the Board. Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities which permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. Board meetings may be convened by any Director by not less than 30 days’ prior written notice other than in the event of an emergency or other unusual circumstances, provided that the shorter notice period is consented to in writing by at least one A Director and one B Director. The notice shall be given in accordance with Clause 15 to all the Directors (including, for the avoidance of doubt, by email) at their address available with the Company and shall be accompanied by an agenda and supporting papers setting out in reasonable detail the business proposed to be transacted at such meeting. The Board meeting shall only deal with business which is set out in such agenda unless agreed otherwise at such meeting by a quorum of the Board. The Company shall reimburse each Director for all reasonable travel, hotel and other expenses incurred by a Director in attending Board meetings.

5.4	Quorum

Subject to Clause 9.3, the quorum for a Board meeting shall be one A Director and one B Director present in person. If within 30 minutes of the time appointed for a Board meeting there is no quorum, the Director(s) present shall adjourn the meeting (and shall forthwith give notice to all Directors by the quickest means then practicable) to a place and time not less than 10 days later, provided that at such adjourned meeting the requirement that such Director(s) shall be present shall not apply and the Director(s) present may, subject to the provisions of Clause 9.1, conduct the business of the meeting.

5.5	Alternate Directors

Each Director may at any time by notice in writing to the Company appoint any other Director to act as his alternate and to remove such person. Any Director acting as an alternate shall have an additional vote for every Director for whom he acts as alternate in addition to his own vote as a Director.

5.6	Voting at Board meetings

Subject to Clause 9.3, at any meeting of the Board each A Director and each B Director shall be entitled to cast one vote on each issue put to the vote PROVIDED THAT if any A Director or B Director shall not be present at any meeting of the Board and shall not have appointed an alternate to attend such meeting and vote in his place, the other Director(s) present at such meeting and appointed by the same Party as the absent Director(s) shall be entitled to cast the vote(s) of such absent Director(s). Prior to calling of votes on any resolution, the Chairman shall ensure that the requisite quorum, as required for convening a Board meeting (including any adjourned meeting), is present. MBI and Imation agree to cause the Company to comply with the terms and conditions of this Agreement and agree to act, through their respective voting rights as shareholders in the Company and through their respective Nominated Directors at meetings of the Board, so as to ensure the proper implementation of the terms and conditions set out in this Agreement.

5.7	Majority voting

The Board shall act by majority vote, except in relation to resolutions concerning matters set out in Clause 9.1 on which no decisions or actions shall be taken unless previously approved in accordance with that Clause or except in relation to resolutions concerning matters set out in Clause 9.3.

5.8	Written resolutions of the Board

A resolution in writing signed by all the Directors (or their alternates) shall be as valid and effective as if it had been passed at a duly convened and held meeting of the Board. Any such resolution may consist of several documents in the same form, each signed by one or more of the Directors.

5.9	Recording of Minutes of the Board Meetings

All proceedings of the Board and all minutes of the Board meetings of the Company shall be in English. The minutes of the Board meetings of the Company shall be prepared in draft and circulated to all the Directors for the approval by the Directors who were present at such meeting. Upon receipt of such approval, in writing (including, for the avoidance of doubt, by email), from all such Directors, the minutes shall be signed by the Chairman and maintained by the Company in accordance with law. Any objection to the minutes received from a Director who was present at such meeting shall itself be recorded in the minutes. Each resolution passed at a meeting of the Board (other than a resolution passed in contravention of Clause 9) shall come into force at the earlier of:

(a)	48 hours after the circulation of the minutes of the meeting to all Directors; and

(b)	the receipt by the Company of the approval of the minutes by the Directors who were present at such meeting.

5.10	Shareholders to ensure Nominated Director’s resignation

Each Shareholder shall ensure that every Director appointed by it under this Clause shall (unless he is also employed by the Company in an executive capacity), when that Shareholder ceases to be a shareholder in the Company or when such Director is removed by that Shareholder, resign without cost to the Company and such Shareholder shall indemnify the Company and the other Parties from and against all claims, demands and rights which any such Director may have against the Company in respect of dismissal, redundancy or otherwise.

5.11	Auditors of the Company

The external auditors of the Company shall be appointed by the Board, with the first such auditors being PricewaterhouseCoopers and any subsequent auditors being an internationally recognised firm of similar repute and standing. On at least a semi-annual basis, the Board meeting agenda shall include reviews of any audit reports and management letters prepared by the Company’s external auditors or the internal auditors of Imation or MBI. This review shall also include management’s response to those reports and the status of corrective action, if necessary. The external audit partner assigned to the Company’s audit should attend the audit related portion of the agenda in person on at least an annual basis, which should include time in executive session with the Board. The Board shall act to ensure that:

(a)	the Company’s internal control process provides assurance that its assets are being safeguarded;

(b)	the financial statements are being prepared in accordance with US GAAP and that appropriate statutory reporting has occurred;

(c)	employees are acting in compliance with the Company’s Business Conduct Policy established pursuant to Clause 6.1(j) and that the Company is in compliance with applicable laws and regulations;

(d)	the Company’s IT systems are operating as intended; and

(e)	appropriate training opportunities exist.

5.12	Directors of other Group Companies

Clauses 5.1 to 5.11 shall apply mutatis mutandis to International and each other Group Company except as otherwise mutually agreed in writing between the Shareholders, so that the reference to the term Company shall refer to each Subsidiary and the reference to other defined terms in relation to the Company shall have the correlative meaning in relation to each Subsidiary.

6	Operation of the Company’s Business

6.1	Managing Director

The day to day management of the operations of the Group shall be carried out by the Managing Director who shall have full power and authority, subject to Clauses 9.1, 9.3 and 12.11 and any specific resolution of the Board to the contrary, to decide all matters in the ordinary course of the Business. Such matters shall only relate to the following:

(a)	subject to Clause 6.9, representing each Group Company in respect of all dealings with third parties;

(b)	conducting all ordinary business of the Group Company;

(c)	receiving and making payments due to and from each Group Company;

(d)	appointing and dismissing all employees and setting their remuneration and other benefits (subject to Clauses 6.3 and 6.4 and with the exception of the appointment, dismissal and the setting of the remuneration and other benefits of the MD and the Director of Sales which shall be the responsibility of the Board);

(e)	preparing the Annual Budget and an update of the Business Plan for the approval by the Board;

(f)	opening, closing and operating the bank accounts of each Group Company and entering into banking and financial transactions on behalf of each Group Company;

(g)	taking on lease and renting out fixed and moveable assets;

(h)	appointing lawyers and attorneys to appear before all courts, arbitration panels and similar tribunals including, without limitation, the Federal Supreme Court, and all courts of cassation, courts of appeal, courts of first instance and execution courts anywhere within or outside the United Arab Emirates;

(i)	subject to Clause 6.9, approving and signing all contracts and orders in relation to the Group’s operations including all decisions (including pricing) concerning the Group Company’s sales and purchasing of goods and services;

(j)	establishing and enforcing a Business Conduct Policy for the Group on terms similar to Imation’s Business Conduct Policy;

(k)	purchasing and selling assets, whether fixed or moveable in the ordinary course of any business carried on by the Group;

(l)	with the prior approval of the Board, establishing any branch or representative office; and

(m)	taking all other action required in connection with the day to day running of the Business

PROVIDED THAT under all circumstances, the power of the MD to incur expenditure or enter into commitments on behalf of the Group shall be limited to such sum (with an excess of 20% for any line item) as set out in the Annual Budget as approved from time to time by the Board and further that the taking of any action by any Group Company in which the MD is directly or indirectly interested shall require the prior approval of the Board.

6.2	Appointment and removal of Managing Director

The Group shall have a Managing Director, who shall be a full-time employee of the Company. The MD shall be appointed by the Board from a list of candidates selected by Imation and may be removed by the Board. The first MD shall be Thomas W. Foyer. The MD shall not serve as a Director on the Board but shall attend and have the right to speak at all meetings of the Board. Until the business of the Company requires the services of a full-time Chief Financial Officer, the MD shall also act as Chief Financial Officer.

6.3	Director of Sales

The Group shall have a Director of Sales, who shall be a full-time employee of the Company and shall be located in Dubai. The Director of Sales shall be appointed by the Board only from a list of a minimum of two candidates selected by MBI. The first Director of Sales shall be Sanat Kumar. The Director of Sales shall not serve as a Director on the Board but shall attend and have the right to speak at all meetings of the Board. The roles and responsibilities of the Director of Sales shall include the matters set forth in Schedule 4. Any person appointed in a sales and marketing capacity by the Group shall be appointed by the MD only from a list of candidates selected by the Director of Sales. In the normal course of operations, the persons appointed in a sales and marketing capacity of the Group shall report to the Director of Sales. The sales and marketing function of the Group shall, subject to Clause 6.9, be performed exclusively by the Director of Sales and the persons appointed pursuant to this Clause 6.3.

6.4	Customer support team

Subject to compliance with all applicable legal requirements and the agreement by the relevant employees to the transfer of their employment, the employees listed in the agreed form list who are currently employed by MBI, shall become employees of MBI International Services Private Limited, the wholly-owned subsidiary of International and shall be members of the Group’s customer support team. Any subsequent appointment to the customer support team shall be made by the MD only from a list of candidates selected by the Director of Sales. In the normal course of operations, the customer support team shall report to the Director of Sales.

6.5	Employee liability

Each Shareholder agrees to indemnify the other Shareholder, its Associates and the relevant Group Company against all losses, damages or expenses which the other Shareholder, its Associates or the relevant Group Company (as the case may be) may suffer or incur as a result of any claim made against them by an employee of the first mentioned Shareholder (or its Associates) who is transferred to a Group Company by that Shareholder in so far as such claim relates to the period prior to such employee becoming an employee of the relevant Group Company.

6.6	Business housekeeping

The Parties shall ensure that the Group shall:

(a)	carry on and conduct its business in a proper lawful manner;

(b)	comply with all Applicable Laws and obtain and maintain all necessary licences and approvals required in order to carry on the Business;

(c)	observe and perform its obligations under this Agreement; and

(d)	exercise legal (de jure) and actual (de facto) control of the Business from its office within the Dubai Internet City pursuant to the roles and responsibilities defined and set out in Schedule 4.

6.7	Subsidiaries and Branches

6.7.1	Prior to or as soon as practicable following Closing, the Company shall form:

(a)	a wholly-owned subsidiary of International in New Delhi, India to be called MBI International Services Private Limited for the purposes of carrying out back-end customer relationship support and other business support services on the terms of a service level agreement to be entered into between International and such Subsidiary. In particular, the employees of such Subsidiary shall work under the close supervision and direction of International, will have limited authority to communicate with Customers, entertain Customer enquiries, discuss pricing for Products and other commercial aspects of transactions, offer price discounts within a range specified by the Managing Director and act as a communication channel between Customers and other Group Companies. Such Subsidiary and its employees shall not be entitled to bind any other Group Company to any contract with a Customer or sign any contract on behalf of any other Group Company; and

(b)	a branch office of International in Rotterdam, the Netherlands for the purposes of a sales and marketing office.

6.7.2	On or prior to Closing, the Glyphics Agreement shall be executed, pursuant to which the Company shall acquire the entire issued and outstanding stock of Glyphics, thereby making Glyphics a wholly owned Subsidiary of the Company.

6.7.3	Save and except as provided in this Clause 6.7, notwithstanding anything to the contrary contained in this Agreement, the Company shall not set up, create, form or establish a Subsidiary, without the express prior written consent of each of Imation and MBI. In case another Subsidiary is formed or created with the prior written approval of each of Imation and MBI, then the Parties shall ensure that such Subsidiary executes a deed of adherence in the agreed form, thereby agreeing to abide by and confirm to the terms and conditions of this Agreement. All the rights and obligations of the Shareholders with respect to such Subsidiary would be the same as the Shareholders enjoy with respect to the Company.

6.8	Limitations on Disclosure

6.8.1	The Directors, MD, Director of Sales and the employees shall be required to execute a confidentiality agreement with the Group, in the form as annexed as Schedule 3, undertaking not to disclose any Confidential Information (as defined in Clause 10.1), including the information referred to in Clause 8.5. The Company shall ensure that the lawyers, auditors and other relevant consultants appointed by each Group Company execute a confidentiality agreement substantially in the form annexed as Schedule 3 or which covers substantially similar terms. Notwithstanding anything to the contrary contained herein, in case of breach of any of the aforesaid confidentiality agreements by the relevant person executing such confidentiality agreement with the Group, the relevant Group Company shall take appropriate action, including termination of employment/appointment of such person.

6.8.2	Imation shall ensure that the employees, lawyers, internal and external auditors and other relevant consultants appointed by any Imation Purchaser and to whom Restricted Information is disclosed as permitted under Clause 8.5 execute a confidentiality agreement substantially in the form annexed as Schedule 3 or which covers substantially similar terms. Notwithstanding anything to the contrary contained herein, in case of breach of any of the aforesaid confidentiality agreements by the relevant person executing such confidentiality agreement with the Group, the relevant Group Company and Imation shall take, and Imation shall ensure that the relevant Imation Purchaser shall take, appropriate action, including termination of employment/appointment of such person.

6.9	Sales to Customers

Notwithstanding anything to the contrary in this Agreement, all decisions (including pricing) concerning the sale of Products by a Group Company to Customers shall be taken by the MD on the basis of the recommendations of the Director of Sales. If the MD does not agree with the recommendations of the Director of Sales, then no decision shall be taken on such matter, the MD or the Director of Sales may refer such matter to the Board for determination by the Board and the relevant Group Company shall not take any action on such matter until it has been determined by the Board. The Parties undertake to procure the holding of a Board meeting to resolve such matter as soon as practicable in the circumstances.

6.10	Transfer of employees to MBI

At the request and cost of MBI from time to time, the Company shall, and shall ensure that the relevant employing Group Company shall, transfer as soon as reasonably practicable to MBI’s employment any person who has become an employee of a Group Company pursuant to Clause 6.3 or Clause 6.4. The Company shall, and shall ensure that the relevant employing Group Company shall, include in the employment contracts with each such employee a clause providing for such transfer.

7	Shareholder Meetings

7.1	Notice of Shareholder meetings

All Shareholders shall be entitled to at least 30 days’ (or such shorter period of notice as the Shareholders may consent to in accordance with the articles of association of the relevant Group Company) prior written notice of any shareholders’ meeting of any Group Company given to them at the address set out in Clause 15.

7.2	Quorum for Shareholder meetings

The quorum for shareholders’ meeting of any Group Company shall be Shareholder(s) present in person or by proxy holding not less than 75% of the total number of Shares issued from time to time. If there shall be no quorum within 30 minutes of the time appointed for a shareholders’ meeting the meeting shall be adjourned to a specified time and place (which shall not be earlier than 10 days after the date originally fixed for the meeting). If at any adjourned meeting a quorum is not present within 30 minutes from the time appointed for the adjourned meeting or such longer interval as the chairman of the meeting may think fit to allow, the Shareholder(s) then present in person or by proxy, provided that they represent at least 49% of the total number of Shares issued from time to time, and further provided that such shareholder(s) were present at the original meeting, shall form the quorum and may (subject to Clause 9.1) transact all the business of the meeting.

7.3	Chairman of Shareholder meetings

The chairman of any general meeting of any Group Company shall not be entitled to a second or casting vote.

7.4	Voting at General Meetings

All decisions at the general meeting of any Group Company shall be taken by majority vote (save where a higher majority is required by Applicable Law), except in relation to resolutions concerning matters set out in Clause 9.1 on which no decisions or actions shall be taken unless previously approved in accordance with that Clause or except in relation to resolutions concerning matters set out in Clause 9.3.

7.5	General Meeting of Subsidiaries

With respect to all Subsidiaries of the Company, MBI and Imation shall be deemed to be the shareholders of such Subsidiaries and whenever a decision is to be taken at a general meeting of any of the Subsidiaries, which if taken at the general meeting of the Company would, as per this Agreement or the Applicable Laws, require the prior approval of MBI, then such decision shall require the prior approval of MBI. Each Shareholder shall have the same voting rights with respect to all matters in a general meeting of a Subsidiary as such Shareholder has in relation to such matter in a general meeting of the Company.

8	Information

8.1	Preparation and currency of financial information

The Parties shall ensure that the financial and accounting books and records of the Company and the Subsidiaries:

(a)	shall be prepared in US Dollars; and

(b)	shall be prepared in accordance with US GAAP consistently applied.

8.2	Financial information

The Parties shall ensure that the Company shall provide to each Shareholder the following, provided that the same does not amount to breach of Clause 8.5:

(a)	unaudited management accounts of each Group Company and consolidated results of the Group within 30 days from the end of each month;

(b)	quarterly unaudited accounts (comprising an income statement and balance sheet) of each Group Company and consolidated results of the Group within 10 days following the end of each quarter;

(c)	audited statutory accounts of each Group Company as per US GAAP within 60 days from the end of the financial year;

(d)	the Annual Budget and annual revised Business Plan (including estimated major items of income and capital expenditure and monthly cash flow) not later than 90 days before the start of each financial year; and

(e)	such other information relating to the Group or any Group Company as any Shareholder may reasonably request from time to time.

It is clarified that any information provided, whether at the request of one Shareholder or the other, shall be provided to both Shareholders simultaneously. Further, any request for information by a Shareholder shall be forwarded by the Company to the other Shareholder and the other Shareholder shall have the right to object if, in its reasonable judgement, the provision of such information would result in the breach of the confidentiality obligations provided in this Agreement. The Company shall not and shall cause each Group Company not to disclose any information the disclosure of which has been reasonably objected by a Shareholder as would result in the breach of the confidentiality obligations provided in this Agreement.

8.3	Audit rights

The Party that commissions an audit shall be responsible for the costs related to such audit unless specified otherwise in this Agreement. The Parties shall ensure that Imation and MBI shall each have the right, at any time with written notice to MBI or Imation (as the case may be), to appoint either its own internal auditors or the external auditors of the Company to inspect and audit all relevant books, records and practices and interview the relevant personnel of the Company and the Subsidiaries only for the purpose of determining: (i) whether the financial reporting of the Company and of the Subsidiaries and their underlying practices is being carried out in accordance with US GAAP on a consistent basis; and/or (ii) whether the business practices of the Company and the Subsidiaries are being carried out in accordance with the Group’s Business Conduct Policy and other company policies.

8.4	Exercise of audit rights

In connection with the exercise by any Party of the audit rights in Clause 8.3:

(a)	such rights shall be exercised in such a manner as not to disrupt or otherwise adversely affect the business and operations of the person who is the subject of the audit;

(b)	the relevant Group Company who is the subject of the audit shall take all necessary action, make all necessary facilities available and otherwise to reasonably co-operate with the audit being undertaken; and

(c)	the Party exercising such rights shall ensure the relevant auditors include in their mandate letter a confidentiality undertaking in a customary form restricting the disclosure of Confidential Information (as defined in Clause 10.1), including the restriction on the disclosure of Restricted Information (as defined in Clause 8.5.1) by the auditors subject to the same limitations as applicable to Imation Purchasers and the Company under Clause 8.5.

8.5	Restriction on disclosure of information

8.5.1	In addition to the generality of the obligations contained in Clause 10, the Parties acknowledge that information of any Group Company relating to Customer lists or information on an individual Customer or a potential customer or order basis regarding the Customer sales volume, Product mix, Product pricing or other similar information (Restricted Information) is very sensitive and competitive in nature and should not be disclosed except in the manner and to the extent provided under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company, International and Imation each undertakes to MBI that it shall ensure that the Group Companies shall not, and that the officers and employees of the Group Companies shall not, disclose any Restricted Information to any Imation Purchaser, provided that the Group Companies may disclose the Restricted Information to any Imation Purchaser (excluding any person working in the PSS Division (other than its financial controller)) strictly on a need to know basis and provided that any Restricted Information so disclosed shall be copied simultaneously by the relevant Group Company to MBI.

8.5.2	Imation further undertakes to the Company, International and to MBI that each Imation Purchaser (including the financial controller of the PSS Division) to whom the Restricted Information has been disclosed pursuant to Clause 8.5.1 and any recipient of such Restricted Information pursuant to this Clause 8.5.2 shall keep confidential such Restricted Information, shall not use any Restricted Information for any purpose in competition with the activities of the Group and/or MBI and shall not disclose Restricted Information to any person:

(a)	who is working in the PSS Division (excluding its financial controller); and

(b)	other than strictly on a need to know basis.

This Clause 8.5 shall not prohibit the disclosure of information, with the prior written approval of MBI, Imation and the Company, related to the sale of Products by any Group Company to any Customer which is an actual or potential Customer of both a Group Company and any Imation Purchaser.

8.6	Access and verification of Company information

Every invoice which a Group Company raises on its Customer shall be copied to MBI’s financial controller providing details of the Customer, Product mix, volume of sales and pricing of Products. MBI’s financial controller shall also be given online access to the Group’s information system on a read-only basis. MBI undertakes to Imation and the Company that its financial controller shall keep such information strictly confidential and shall not disclose such information to any person other than strictly on a need to know basis, provided that MBI may disclose such information to its officers, employees, legal or other professional advisers, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement.

9	Minority Shareholder Protections

9.1	List of minority Shareholder protections

Notwithstanding any other provision of this Agreement, no obligation of the Company or any of its Subsidiaries shall be entered into, no decision shall be made and no action shall be taken by or with respect to the Company or any of its Subsidiaries in relation to the following matters unless such obligation, decision or action as the case may be, is approved, if at any meeting of the Shareholders, duly called for the purpose of considering such obligation, decision or action, by an affirmative vote of MBI, and if at the meeting of the Board by an affirmative vote of, at least one nominee Director of MBI, and Imation shall ensure that the Company shall always act as stated above in respect of the following matters:

(a)	have any resolution passed or petition presented for its liquidation, winding up or de-registration or otherwise enter into any insolvency, bankruptcy or receivership proceeding;

(b)	increase or reduce the share capital of the Company or issue or allot or create any option or right to subscribe or acquire any shares, stock, debentures or debenture stock or convert loans or debentures into shares;

(c)	amend the Memorandum of Association or Articles of the Company;

(d)	enter into or vary or alter the terms of any Related Party Agreement or make loans, advances, investments or provide guarantees or security to Related Parties. For the avoidance of doubt, the making of purchase orders and sales orders by the Company for the purchase of Products from MBI and for the sale of Products to Imation Purchasers shall not require approval under this Clause 9.1;

(e)	change, discontinue or suspend the Business or carry on any business other than the Business;

(f)	incur any borrowings by the Group in any financial year which exceeds the lower of AED100,000 and 20% of the average borrowings of the Group during the previous financial year;

(g)	if closely related to the Business, create any mortgage, charge, pledge or any other encumbrance by the Group upon or in respect of the whole or more than 20% of the Business or the whole or more than 20% of the Group’s total assets;

(h)	if not closely related to the Business, create any mortgage, charge, pledge or other encumbrance upon or in respect of any of the Business or the Group’s assets;

(i)	acquire or dispose of any material interest in any business or company, participate in any partnership or joint venture or enter into any scheme of arrangement or merger;

(j)	enter into any one or a series of transactions by the Group in any financial year which causes the acquisition or disposal of any asset with a value of more than 20% of the fair market value of the Group’s total assets as existing on the beginning of each financial year;

(k)	create any capital reserve (save as required by the Applicable Laws);

(l)	incur any capital expenditure for any amount unrelated to the Business;

(m)	the declaration or payment of any dividend or the declaration or making of any other distribution to Shareholders or the passing of any resolution to allocate profits to Shareholders;

(n)	formation of any Subsidiary (other than pursuant to Clause 6.7);

(o)	providing any guaranty or the extension of guarantees in respect of the obligations of any third party (other than another Group Company);

(p)	any merger, consolidation, reconstitution, recapitalization, reorganization, amalgamation or other business combination involving any Group Company or any combination of the above;

(q)	the initiation or settlement in any jurisdiction of legal or arbitration proceedings, other than routine debt collection, which involves an amount (including related costs for the Group) in excess of US$500,000; or

(r)	delegate to any person any power on any of the above or any commitment or agreement to do any of the foregoing.

9.2	Deadlock resolution

If the Shareholders are unable to agree on a matter referred to in Clause 9.1 (a Disputed Matter), the Disputed Matter may be referred to a committee (the Executive Committee) comprising the chief executive officer of Imation and the managing director of MBI. Any Nominated Director may make such a reference if the Disputed Matter has not been resolved within 30 days of (a) its first being considered by the Board or (b) the dissolution of a meeting which was convened to consider such matter. The reference to the Executive Committee shall contain a statement setting out the facts relevant to the Disputed Matter and the Executive Committee shall be supplied by the Company or the Shareholders with all such other information as it may require in order to reach a determination of the Disputed Matter. The Executive Committee shall meet within 30 days (or such longer period as the Executive Committee shall agree in writing) of the reference being made and shall attempt in good faith to resolve the Disputed Matter. The decision of the Executive Committee shall be final and binding on the Shareholders and shall be adopted as a decision of the Shareholders and the Board. If the Executive Committee fails to arrive at a unanimous decision on any such matter, no decision shall be taken by the Company or the Board to implement such proposal.

9.3	Related Party Agreements

Notwithstanding anything to the contrary in this Agreement, any decision by a Group Company in connection with the termination or enforcement of any Related Party Agreement in accordance with the terms thereof shall be made solely by the Nominated Directors of the Shareholder (the Non-Related Shareholder) which is not the person, or whose Related Party is not the person, against which the Related Party Agreement is being enforced or terminated in accordance with the terms thereof. The other Shareholder shall, and shall ensure that, its respective Nominated Directors shall, not take or seek to take, or be involved in any meeting (or the relevant part of any meeting) of the Board or the shareholders or other discussions in relation to, a decision concerning such termination or enforcement and, in particular, the Nominated Directors of the other Shareholder shall not have a right to vote on such decision.

9.4	Application of restrictions to Subsidiaries

Clauses 9.1- to 9.3 shall apply to each Subsidiary mutatis mutandis, so that the reference to the term Company shall refer to such Subsidiary and the reference to Memorandum of Association or Articles of the Company shall refer to the memorandum of association or the articles of association of such Subsidiary and the reference to other defined terms in relation to the Company shall have the correlative meaning in relation to each Subsidiary.

10	Confidentiality and Announcements

10.1	Definitions in this Clause

In this Clause Confidential Information means all information and documents of confidential nature including, without limitation, confidential or secret information relating to the Business, trade ideas, trade secrets, patents, business methods, processes, know-how, finances, customer pricing, customer lists, customer volumes, Product mix, business plans, sales targets, sales statistics, customer relationships, database in computer systems, relating to any Group Company or MBI or Imation and any and all information received or obtained by a Party as a result of entering into or performing this Agreement.

10.2	Duty of confidentiality

Except as provided in Clause 10.3, each Party shall, and shall ensure that its and its Associates’ officers, employees, consultants, representatives, auditor and agents shall, keep confidential and not disclose to any person any Confidential Information. Notwithstanding anything to the contrary in this Agreement, no Party shall use any Confidential Information to further its own interest to the detriment of any other Party.

10.3	Permitted disclosures

A Party may disclose or permit the disclosure of Confidential Information:

(a)	to its officers, employees, legal or other professional advisers, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement, provided however, that under no circumstances shall Imation and/or any Group Company disclose any information in breach of Clause 8.5;

(b)	when required to do so by law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction;

(c)	to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Agreement; or

(d)	when required by any securities exchange, accounting, regulatory or governmental body having jurisdiction over the Party seeking to make disclosure (whether or not the requirement for disclosure has the force of law).

10.4	Consultation

If a Party is required to disclose Confidential Information in a manner permitted by Clause 10.3(b) or (d) that Party shall to the extent such consultation is practicable and permitted by the relevant law, rule, order, exchange or body:

(a)	provide the other Parties with advance notice of the requirement and a copy of the information to be disclosed;

(b)	take into account any representations made by any other Party in relation to it; and

(c)	at the expense of and subject to being indemnified to its satisfaction by the other Party give the other Parties a reasonable opportunity to seek an appropriate remedy to prevent such disclosure and co-operate fully (including if necessary joining in legal proceedings) with the other Parties.

10.5	Restrictions on announcements

Except as provided in Clause 10.6, a Party shall not make (and shall ensure that its officers, employees and Associates shall not make) any public announcement concerning the subject matter of this Agreement without the prior written approval of the other Parties.

10.6	Permitted announcements

A Party may make a public announcement concerning the subject matter of this Agreement if required by:

(a)	law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(b)	any securities exchange, accounting, regulatory or governmental body having jurisdiction over it, whether or not such requirement for announcement has the force of law.

10.7	Prior consultation on announcements

If a Party is required to make a public announcement in a manner permitted by Clause 10.6 that Party shall to the extent practicable and permitted by the relevant law, rule, order, exchange or body:

(a)	provide the other Parties with advance notice of the requirement and a copy of the announcement to be made;

(b)	take into account any representations made by any other Party in relation to it; and

(c)	at the expense of and subject to being indemnified to its satisfaction by the other Party give the other Parties a reasonable opportunity to seek an appropriate remedy to prevent such announcement and co-operate fully (including if necessary joining in legal proceedings) with the other Parties.

10.8	Continuance of obligations

The obligations in this Clause 10 shall continue to apply after termination of this Agreement without limit in time.

11	Transfer of Shares

11.1	General prohibition on Share transfers

No Shareholder shall assign, transfer, exchange, pledge, mortgage, charge or otherwise encumber or dispose of any of the Shares held by it or any interest in them except pursuant to Clause 11.2 and in any event without having first obtained the approval of the Authority in accordance with the Applicable Laws.

11.2	Permitted transfers

A Shareholder may transfer all (but not part only) of its Shares to its wholly owned subsidiary company (either directly or indirectly) (a Permitted Transferee) subject to:

(a)	the Permitted Transferee agreeing forthwith to transfer all of its Shares to the transferor or to another Permitted Transferee of the original transferor forthwith upon the Permitted Transferee ceasing to be a Permitted Transferee of the transferor; and

(b)	the Permitted Transferee and, if required by another Party a guarantor acceptable to such Party in respect of the Permitted Transferee’s obligations under this Agreement, entering into a deed agreeing to become party to and be bound by the terms of this Agreement in the form acceptable to the other Party (acting reasonably).

12	Duration and termination

12.1	Duration

This Agreement shall continue unless and until terminated:

(a)	by the written agreement of the Parties; or

(b)	in accordance with Clause 12.2, 12.3 or 12.4.

12.2	Termination without cause

This Agreement shall terminate without cause:

(a)	by either Imation or MBI giving to the other at least 12 months notice, such notice to be given not earlier than the third anniversary of the date of Closing; or

(b)	by MBI giving notice to Imation in the circumstances set out in Clause 12.10.

12.3	Termination with cause by Imation

This Agreement shall be terminated with cause by Imation forthwith by Imation (the Non-Defaulting Party) giving to MBI (the Defaulting Party) written notice following the occurrence of any of the following events:

(a)	MBI fails to remedy any material breach of any representation and warranty or any covenants, agreements or obligations on its part of this Agreement within 30 days from the service of a written notice by Imation specifying such breach; or

(b)	the making of a voluntary or, unless it has been set aside within 90 days, involuntary bankruptcy filing in respect of MBI, the liquidation or dissolution of MBI, the making of any order or the passing of any resolution for the appointment of an administrator or for the winding-up of MBI (or any analogous proceedings); or

(c)	an encumbrancer lawfully takes possession or a receiver is validly appointed over the whole or any part of the undertaking, property or assets of MBI.

12.4	Termination with cause by MBI

This Agreement shall be terminated with cause by MBI forthwith by MBI (the Non-Defaulting Party) giving to Imation (the Defaulting Party) written notice following the occurrence of any of the following events:

(a)	Imation fails to remedy any material breach of any representation and warranty or any covenants, agreements or obligations on its part of this Agreement within 30 days from the service of a written notice by MBI specifying such breach; or

(b)	the making of a voluntary or, unless it has been set aside within 90 days, involuntary bankruptcy filing in respect of Imation, the liquidation or dissolution of Imation, the making of any order or the passing of any resolution for the appointment of an administrator or for the winding-up of Imation (or any analogous proceedings); or

(c)	an encumbrancer lawfully takes possession or a receiver is validly appointed over the whole or any part of the undertaking, property or assets of Imation.

12.5	Termination with cause - termination fee

In the case of termination pursuant to either Clause 12.3(a) or Clause 12.4(a), within 14 days following either:

(a)	the written agreement of the Shareholders that the Agreement has been terminated in accordance with the relevant Clause; or

(b)	an arbitration award made pursuant to Clause 17 to the effect that the Agreement has been terminated in accordance with Clause 12.3(a) or 12.4(a) (as the case may be),

without prejudice to any other rights which the Non-Defaulting Party may have against the Defaulting Party under this Agreement, the Defaulting Party will pay to the Non-Defaulting Party the sum of US$ 2,000,000. The aforesaid sum of US$2,000,000 has been agreed to by the Parties as the compensation for the damage which the Non-Defaulting Party is likely to suffer as a result of termination of this Agreement.

12.6	Consequences of termination - liquidation of the Company and its Subsidiaries

On any termination of this Agreement, the Parties shall ensure the solvent winding-up of each Group Company’s affairs in accordance with the Applicable Laws. Any surplus assets following the winding-up shall be distributed amongst the Shareholders as they may agree in writing or, in the absence of such agreement, pro rata to their holdings of Shares immediately prior to the winding-up of the Company. Upon liquidation of the Company, Imation shall not have the right to use any name comprising of the words “MBI” or any similar or deceptive words in any manner whatsoever and neither Imation nor MBI shall have the right to use any name comprising of the words “Global Data Media” or any similar or deceptive words in any manner whatsoever.

12.7	Consequences of termination - Imation as Defaulting Party

If the Agreement is terminated pursuant to Clause 12.4 as a result of Imation being the Defaulting Party, Imation shall not, and shall ensure that its Associates shall not, for a period of 12 months from the date of termination save with the prior written consent of MBI enter into a similar joint venture with respect to the Products with any third party including but not limited to CMC, Ritek, Prodisc and Taiyo Yuden. For the avoidance of doubt, this restriction shall not operate to prevent Imation or any of its Associates purchasing its requirements for the Products from a third party manufacturer on arms’ length terms.

12.8	Consequences of termination - MBI as Defaulting Party

If the Agreement is terminated pursuant to Clause 12.3 as a result of MBI being the Defaulting Party, MBI shall not, and shall ensure that its Associates shall not, for a period of 12 months from the date of termination save with the prior written consent of Imation enter into a similar joint venture with respect to the Products. For the avoidance of doubt, this restriction shall not operate to prevent MBI or any of its Associates entering into agreements with customers for the sale of the Products on arms’ length terms.

12.9	Consequences of termination - Non solicitation

For a period of 12 months following the termination of this Agreement for whatever reason:

(a)	each Party undertakes with the other Parties that it shall not, and shall ensure that its Associates shall not, directly or indirectly solicit or employ any person who, in the period of 12 months prior to such termination, was an employee of any Group Company and who had also either previously been an employee of that other Party or one of its Associates or had been nominated as an employee of a Group Company by that other Party pursuant to this Agreement. For the avoidance of doubt it is clarified that any person appointed by the Managing Director from the list of candidates selected by the Sales Director in terms of Clause 6.3 and Clause 6.4 shall be deemed to have been an employee of MBI for the purpose of this Clause 12.9(a);

(b)	save with the prior consent of MBI, Imation undertakes with MBI that it shall not, and shall ensure that no Imation Purchaser shall, directly or indirectly solicit or employ any employee of MBI or one of its Associates; and

(c)	save with the prior consent of Imation, MBI undertakes with Imation that it shall not, and shall ensure that its Associates shall not, directly or indirectly solicit or employ any employee of an Imation Purchaser.

12.10	Termination for disagreement on a Major Decision

This Clause 12.10 sets out the circumstances referred to in Clause 12.2(b). No earlier than 10 days and no later than 40 days following the taking of a decision by the Board or (as appropriate) the Managing Director on any matter listed in Clause 12.11 and provided that no B Director voted in favour of such matter, MBI shall be entitled to terminate this Agreement on giving 12 months plus one day’s written notice of such termination to the Company and to Imation. For the avoidance of doubt, the giving of such notice shall not prohibit the relevant Group Company from acting upon any such decision.

12.11	List of Major Decisions

The list of decisions referred to in Clause 12.10 which shall only be taken at a meeting of the board of directors or at a general meeting of the relevant Group Company, is as follows:

(a)	the appointment, removal or the determination of the material terms of employment of any of the following management positions within the Group:

(i)	the MD; and

(ii)	the Director of Sales;

(b)	change in the external auditors of the Company or any of its Subsidiaries;

(c)	the entering into by the Company or its Subsidiaries with any party (excluding a Group Company) of any contract, agreement or other commitment (or a series of contracts, agreements or other commitments with the same party) for the sale or purchase of Products and/or Other Goods (other than the purchase of Products and/or Other Goods from MBI) at a consideration which exceeds in aggregate the sum of US$ 5 million;

(d)	any disbursement of funds by the Group in excess of the amounts approved in the Annual Budget plus a margin of 20%;

(e)	the Company or its Subsidiaries entering into any agreement with directors, officers or employees of the Company other than an employment agreement or the like;

(f)	the issuance of duplicate share certificates or consolidation, sub-division, cancellation, forfeiture, reduction, redemption, purchase, buy-back of any shares in the Company or its Subsidiaries;

(g)	the determination of the Annual Budget and the Business Plan and any amendments thereto; and

(h)	(unless such matter is specifically provided for in the Annual Budget) the incurring of any expenditure by any Group Company (other than for the purchase of Products) in excess of US$250,000 per item or a series of transactions for the same subject matter the aggregate amount of which exceeds US$250,000.

13	Representations, Warranties and Indemnities

13.1	Warranties by Imation

Imation represents and warrants to MBI that each of the statements in Part 1 of Schedule 1 is true and accurate and not misleading as of the date of execution of this Agreement and each such representation and warranty shall be repeated at Closing. Further, Imation represents and warrants that each of the statements in Part 1 of Schedule 1 shall also be true and accurate and not misleading throughout the subsistence of this Agreement.

13.2	Warranties by MBI

MBI represents and warrants to Imation that each of the statements in Part 2 of Schedule 1 is true and accurate and not misleading as of the date of execution of this Agreement and each such representation and warranty shall be repeated at Closing. Further, MBI represents and warrants that each of the statements in Part 2 of Schedule 1 shall also be true and accurate and not misleading throughout the subsistence of this Agreement.

13.3	Compliance with laws

13.3.1	Each Party represents to the other Parties that it will, in acting under this Agreement, comply at all times with all applicable laws, rules and regulations and in particular, but without limitation, those relating to the prevention of money-laundering, the protection of the environment, health and safety of employees and contractors and employment practices.

13.3.2	The performance by Imation and each Group Company of its obligations under this Agreement shall be subject to the applicable laws of the United States of America, including, without limitation, US Department of State, Treasury or Commerce Export Control or other US Government regulations relating to the export, re-export, transfer or disclosure, directly or indirectly, of products and/or technical data supplied under or in accordance with this Agreement. Accordingly, the non-performance by Imation and/or any Group Company in whole or in part because of such US laws or regulations shall not be construed as and shall not constitute a default by Imation and/or the relevant Group Company of any obligation applicable to them and such non-performance shall not subject any of them to any liability for damages or convey any right to any other person to terminate this Agreement.

13.3.3	The performance by MBI of its obligations under this Agreement shall be subject to the applicable laws of the Republic of India, including, without limitation, the Reserve Bank of India and other regulatory and statutory authorities relating to the export, re-export, transfer or disclosure, directly or indirectly, of products (including Products and Other Goods) and/or technical data supplied under or in accordance with this Agreement. Accordingly, the non-performance by MBI in whole or in part because of such Indian laws or regulations shall not be construed as and shall not constitute a default by MBI of any obligation applicable to it and such non-performance shall not subject any of them to any liability for damages or convey any right to any other person to terminate this Agreement.

13.4	Consent to certain matters

The Parties acknowledge that neither Imation has nor has any Group Company, authority to, and nor any Group Company shall, without the prior written consent of Imation, export, re-export, transfer or disclose any product or technical data supplied under or in accordance with this Agreement directly or indirectly to such countries as may from time to time be specified by the US Department of State, Treasury or Commerce Export Control or to anyone in any such country or any national thereof. It is understood that Imation’s power to give consent to such supply or the transfer or disclosure of technical data is limited by the US government and that in some cases Imation may be forbidden to give such consent, and in case it is so forbidden then Imation’s failure to give such consent shall not be ground for a claim, right or cause of action on the part of any person under this Agreement.

13.5	US Foreign Corrupt Practices Act

MBI represents and warrants to Imation that it is familiar with the terms of the US Foreign Corrupt Practices Act (FCPA) as attached to this Agreement and that, to the best of its knowledge, it has no knowledge of any act that has been taken or is contemplated that would violate the FCPA in connection with performance of this Agreement.

13.6	Indemnity

Each Party (the Indemnifying Party) agrees to indemnify and keep indemnified each other Party (the Indemnified Party) from and against any and all actions, claims, liabilities, losses, costs and expenses (including, but not limited to, court costs and reasonable professional fees) that are incurred by the Indemnified Party arising from any breach by the Indemnifying Party of its obligations or undertakings in this Agreement or any breach or inaccuracy of any representation or warranty on its part contained in this Agreement. Further, Imation also agrees to indemnify and keep indemnified MBI from and against any and all actions, claims, liabilities, losses, costs and expenses (including, but not limited to, court costs and reasonable professional fees) that are incurred by MBI arising from any claim brought by a third party against the Company and/or International from and after the date of Closing other than for any action taken by the Company and International prior to the date of Closing in the ordinary course of establishing the Company and/or International.

13.7	Limitation of Liability

In no event shall any Party be liable to the other under this Agreement for consequential, special, or indirect damages of any kind whatsoever.

14	General

14.1	Parties’ general obligation

Each Party undertakes to act in good faith and do all such things as may be within its power, including but without limitation:

(a)	passing or ensuring the passing of all resolutions at meetings of the Board and of the members of the Company; and

(b)	exercising all rights, powers and privileges, whether granted pursuant to this Agreement or the Applicable Laws,

in order to put in effect, or preserve the effect of, the terms of this Agreement.

14.2	Conflict with the Regulations

To the extent permitted by the Applicable Laws, the Parties intend that the provisions of this Agreement shall prevail over the Articles in the event of conflict and, accordingly, the Parties shall, if necessary, exercise all voting and other rights and powers available to them as shareholders or under this Agreement to ensure, to the extent permitted by the Applicable Laws, that the terms of this Agreement shall prevail in such circumstances.

14.3	No partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties.

14.4	Costs

Each Party shall pay its legal and other fees incurred in putting into effect the provisions of this Agreement.

14.5	No Assignment

No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties, other than to the Permitted Transferee of a Shareholder to which it has transferred its Shares in accordance with Clause 11.2.

14.6	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of such shall together constitute one and the same instrument.

15	Notices

15.1	Method and delivery

Any notice or other communication to be given under this Agreement shall be in writing in English and, unless otherwise provided, shall be sent first by email and then confirmed either by being delivered by hand, sent by prepaid recorded delivery or registered post, or sent by facsimile to the email address, address or facsimile transmission number given in Clause 15.2 (or such other email address, address or facsimile transmission number as the receiving Party has specified to the sending Party on at least 10 days’ notice).

15.2	Addresses

The addresses and numbers of the Parties for the purposes of Clause 15.1 are:

(a)	Imation:

Address:	1 Imation Place, Oakdale MN 55128-3414, USA
Attention:	Robert Edwards
Email:	rledwards@imation.com
Fax number:	001 651 704 7967
Copy to:	John L. Sullivan, General Counsel
Email:	jlsullivan@imation.com
Fax:	001 651 704 4412

(b)	MBI:

Address:	63, Ring Road, Lajpat Nagar III, New Delhi-110024, India
Attention:	Ratul Puri
Email:	ratul.puri@moserbaer.net
Fax number:	00 91 11 26218429
Copy to:	Rakesh Govil
Email:	rakesh.govil@moserbaer.net
Fax:	00 91 11 26224066

(c)	the Company:

Address:	Office No. 199/120, Building 14, First Floor, Dubai Internet City, Dubai, UAE
Attention:	Thomas W. Foyer
Email:	tfoyer@mbi-intl.com
Fax number:	00 971 4 3908718

(d)	International:

Address:	Office No. 199/120, Building 14, First Floor, Dubai Internet City, Dubai, UAE
Attention:	Thomas W. Foyer
Email:	tfoyer@mbi-intl.com
Fax number:	00 971 4 3908718

15.3	Receipt

Any notice or other communication given or made under this Agreement shall, in the absence of earlier receipt, be deemed to have been received as follows:

(a)	if sent by email, 24 hours from the time of transmission provided that the sender has received a message from the recipient confirming that the message has been delivered and accessed;

(b)	if delivered by hand, at the time of actual delivery;

(c)	if posted, on the fifth day following the day on which it was despatched by pre-paid post; or

(d)	if sent by facsimile transmission, with a confirmed receipt of transmission from the receiving machine provided that if any day on which a notice would otherwise be deemed to have been received under this Clause 15.3 is not a working day in the place of receipt, such notice shall be deemed to have been received on the next working day in the place of receipt.

16	English law

This Agreement shall be governed by and construed in accordance with the laws of England.

17	Arbitration

17.1	Submission to arbitration

Any dispute or difference of any kind whatsoever arising between the Parties out of, under, or in connection with this Agreement (including, without limitation, any question regarding its existence, interpretation, validity or termination) which cannot be resolved by consultation between the chief executive officer of Imation and the managing director of MBI within 30 days of the matter being referred to them by either Party (a Dispute) shall be referred to and finally resolved by arbitration in Paris, France before three arbitrators appointed in accordance with, and shall be decided pursuant to, the Rules of Conciliation and Arbitration of the International Chamber of Commerce from time to time. MBI shall appoint one arbitrator and Imation, International and the Company shall together appoint one arbitrator. The third arbitrator shall be appointed by those two arbitrators and shall act as chairman of the arbitration tribunal.

17.2	Language of proceedings

The proceedings shall be conducted in the English language.

18	Imation Guarantee

18.1	Guaranteed obligations

Imation hereby irrevocably and unconditionally guarantees as a continuing guarantee the payment when demanded by MBI of all undisputed sums due owing or outstanding from either the Company or any other Group Company under this Agreement and the due performance by the Company and each other Group Company of all and several of its obligations under this Agreement and agrees to indemnify MBI from and against all loss, damage, costs and expenses which it may suffer through or arising from any failure by either the Company or any other Group Company to perform any of its said obligations or any failure by either the Company or any other Group Company duly, fully and punctually to pay any sum required to be paid by it or otherwise to perform its said obligations.

18.2	No release etc

Without prejudice to MBI’s rights against the Company and each Group Company, as between MBI and Imation, Imation shall be liable under this Clause 18 as if it were the sole principal debtor and not merely a surety, and its liability under this Clause 18 shall not be released, discharged or diminished by:

(a)	any legal limitation lack of capacity or authorisation or defect in the actions of either the Company or any other Group Company in relation to, any invalidity or unenforceability of, or any variation (whether or not agreed by Imation) of any of the terms of this Agreement, the bankruptcy, liquidation, insolvency, or dissolution of either the Company or any other Group Company or any change in either the Company or any other Group Company’s identity, constitution, status or control; or

(b)	any forbearance, neglect or delay in seeking performance of the obligations of either the Company or any other Group Company, any granting of time indulgence or other relief to either the Company or any other Group Company in relation to such performance, or any composition with, discharge, waiver or release of either the Company or any other Group Company; or

(c)	any other act, omission, fact or circumstance which might otherwise release, discharge or diminish the liability of a guarantor.

18.3	No avoidance of release, settlement etc

Any release, settlement or discharge between MBI and either the Company or any other Group Company shall be conditional upon no security or payment made or given to MBI being avoided, reduced, set aside or rendered unenforceable by virtue of any provision or enactment now or hereafter in force relating to bankruptcy, insolvency or liquidation and if any such security or payment shall be avoided, reduced, set aside or rendered unenforceable, MBI shall be entitled to recover the full amount or value of any such security or payment from Imation and otherwise to enforce this Clause 18 as if such release, settlement or discharge had not taken place.

19	Survival

Notwithstanding any other provision in this Agreement to contrary, Clause 8.5 (Restriction on disclosure of Information), Clause 10 (Confidentiality and Announcements), Clause 12.5 to Clause 12.11, Clause 13.6 (Indemnity), Clause 13.7 (Limitation of Liability), Clause 14.4 (Costs), Clause 15 (Notices), Clause 16 (Governing Law), Clause 17 (Arbitration), Clause 18 (Imation Guarantee) and this Clause 19 (Survival) shall survive any termination of this Agreement.

Signed by the Parties or their duly authorised representatives the day and year first before written

Schedule 1 - Representations and Warranties

Part 1

1.	Due Incorporation of Imation

Imation is duly incorporated with limited liability as a corporation in the State of Delaware, USA.

2.	Due Authority of Imation

The signature, execution and performance of this Agreement and all ancillary documents by Imation have been duly authorised and are within the corporate power of Imation, constitute binding obligations of Imation in accordance with their terms and will not give rise to any breach of any instrument, debenture, mortgage, agreement, law, order, judgment or decree by which Imation is bound, including all the contracts to supply Products including the contracts between Imation and CMC Magnetics Corporation and more particularly their agreement dated 22 January 1999 (as amended).

3.	Consents Obtained

All consents, licences or approvals required by law or regulation in order for Imation to enter into this Agreement and all ancillary documents have been obtained without conditions or limitations which would limit Imation’s performance of this Agreement and all ancillary documents.

4.	Investigations

Complete and accurate copies of all material documents relating to any actual, pending or threatened investigation or inquiry by any governmental, judicial or other analoguous body into the business and affairs of Imation and which could have a material effect on Imation’s ability to perform its obligations in relation to the transaction contemplated by this Agreement have been disclosed in writing to MBI prior to the date of this Agreement.

Part 2

1.	Due Incorporation of MBI

MBI is duly incorporated with limited liability as a public limited company in India.

2.	Due Authority of MBI

The signature, execution and performance of this Agreement and all ancillary documents by MBI have been duly authorised and are within its corporate power, constitute binding obligations of MBI in accordance with their terms and will not give rise to any breach of any instrument, debenture, mortgage, agreement, law, order, judgment or decree by which MBI is bound.

3.	Consents Obtained

All consents, licences or approvals required by law or regulation in order for MBI to enter into this Agreement and all ancillary documents have been obtained without conditions or limitations which would limit MBI’s performance of this Agreement and all ancillary documents.

4.	Employees

Complete and accurate details of the terms of employment of and the current remuneration and other benefits to which such employees of MBI who are listed in the agreed form list referred to in Clause 6.4 are entitled have been provided to Imation in writing prior to the date of this Agreement.

5.	Investigations

Other than with respect to the ongoing anti-dumping and anti-subsidy investigations into CD-R and CD-RW Products sold by MBI in Europe, complete and accurate copies of all material documents relating to any actual, pending or threatened investigation or inquiry by any governmental, judicial or other analoguous body into the business and affairs of MBI which could have a material effect on MBI’s ability to perform its obligations in relation to the transaction contemplated by this Agreement have been disclosed in writing to Imation prior to the date of this Agreement.

Schedule 2 - Closing obligations

1.	Obligations of Imation

Imation shall:

(a)	against payment of the sum referred to in paragraph 2(a), ensure the signature, notarisation and delivery to the Company for registration of a share transfer deed, duly executed by Imation Europe B.V., for the transfer of 245 Shares in favour of MBI;

(b)	ensure the signature, notarisation and delivery to the Company for registration of a share transfer deed, duly executed by Imation Europe B.V., for the transfer of 255 Shares in favour of Imation;

(c)	deliver to the Company the following documents, in each case notarised and attested to the level of the United Arab Emirates Embassy in the USA:

(i)	copy certificate of registration or original certificate of good standing of Imation;

(ii)	copy memorandum of association and by-laws of Imation;

(iii)	board resolution of Imation approving the holding of a 51.0% interest in the Company by Imation;

(iv)	any other documents relating to Imation which may be required in order for Imation to become the holder of Shares in the Company;

(d)	pay to the Company for subscribing to 7,232 additional Shares the sum of AED 7,232,000 in immediately available cleared funds; and

(e)	deliver to MBI a signed legal opinion in the agreed form in respect of Imation and the Company from, respectively, Dorsey & Whitney and Denton Wilde Sapte, Dubai.

2.	Obligations of MBI

MBI shall:

(a)	pay to Imation Europe B.V. the sum of AED 245,000 in consideration for the transfer of Shares referred to in paragraph 1(a) in immediately available cleared funds;

(b)	deliver to the Company the following documents, in each case notarised and attested to the level of the United Arab Emirates Embassy in India:

(i)	copy certificate of registration or original certificate of good standing of MBI;

(ii)	copy memorandum and articles of association of MBI;

(iii)	board resolution of MBI approving the holding of a 49.0% interest in the Company by MBI;

(iv)	any other documents relating to MBI which may be required in order for MBI to become the holder of Shares in the Company;

(c)	pay to the Company for subscribing to 6,949 additional Shares the sum of AED 6,949,000 in immediately available cleared funds; and

(d)	deliver to Imation a signed legal opinion in the agreed form in respect of MBI from Luthra & Luthra.

3.	Joint Obligations

(1)	The Parties shall ensure that a meeting of the Board shall be held at which the following matters shall be approved:

(a)	the entry of the names of the Shareholders in the shareholder register of the Company as the holders of the Shares transferred to them pursuant to paragraph 1 (a) and (b) and the issue to each Shareholder of a share certificate in respect of such Shares;

(b)	the appointment of the persons listed below as the first Directors;

Joseph V. Gote as an A Director Paul R. Zeller as an A Director Brian J. Plummer as an A Director Ramesh Sanka as a B Director Rakesh Govil as a B Director

(c)	the appointment of Thomas W. Foyer as the secretary of the Company;

(d)	the appointment of Thomas W. Foyer as the first Managing Director;

(e)	the appointment of Sanat Kumar as the first Director of Sales;

(f)	the financial year of the Company shall end on 31 December, with the first financial year ending on 31 December 2003; and

(g)	the appointment of PricewaterhouseCoopers as auditors of the Company.

(2)	The Parties shall ensure that a meeting of the board of International shall be held at which the following matters shall be approved:

(a)	the appointment of the persons listed below as the first directors:

Joseph V. Gote as a director nominated by Imation
Paul R. Zeller as a director nominated by Imation
Brian J. Plummer as a director nominated by Imation
Ramesh Sanka as a director nominated by MBI
Rakesh Govil as a director nominated by MBI

(b)	the appointment of Thomas W. Foyer as the secretary of International;

(c)	the appointment of Thomas W. Foyer as the first Managing Director;

(d)	the appointment of Sanat Kumar as the first Director of Sales;

(e)	the financial year of International shall end on 31 December, with the first financial year ending on 31 December 2003; and

(f)	the appointment of PricewaterhouseCoopers as auditors of International.

The Parties shall co-operate with each other and take all necessary steps to ensure that the transfers of the Shares referred to in paragraphs 1(a) and (b) above shall be approved by the

Authority and registered in the register of shareholders of the Company as soon as practicable following Closing.

Schedule 3 - Confidentiality Agreement (Clause 6.8)

Date:

     To: Global Data Media FZ-LLC (“GDM”) and its direct and indirect subsidiaries (GDM and such subsidiaries are referred to individually as “Group Company” and collectively as “Group”)

Confidentiality Undertaking

Dear Sirs,

I,                                [insert the name of employee/director] have been appointed/nominated by [insert the name of the relevant Group Company/Imation Corp./Moser Baer India Limited] as [                               (incase of an employee, insert the designation of such employee)/ their nominee director on the board of directors] of                      [insert the name of relevant Group Company].

I understand that during the tenure of my (employment/appointment on the board of directors of                     [insert the name of relevant Group Company]), I may receive or become aware of Confidential Information including any Restricted Information (as defined hereafter), and I acknowledge and accept that any unauthorized disclosure of such information by me would constitute a breach of this Undertaking.

Confidential Information shall mean and include all information, data, studies, consultants reports, computer models and programs, contracts and documents of a confidential nature including, without limitation, those relating to the business, trade ideas, trade secrets, patents, business methods, processes, know-how, finances, customer pricing, customer lists, customer volumes, product mix, business plans, sales targets, sales statistics, customer relationships and database in computer systems relative to GDM or any Group Company or Moser Baer India Limited (an Indian company having its registered office at 63, Ring Road, Lajpat Nagar III, New Delhi, India and herein referred to as “Moser Baer”) or Imation Corp. (a Delaware corporation having its principal office at Imation Place, Oakdale, Minnesota, USA, and herein referred to as “Imation”) or of the any subsidiaries and group companies of Moser Baer or Imation.

I recognize and acknowledge the competitive value and confidential nature of the Confidential Information (including any Restricted Information) and the resultant damage to the concerned person if the Confidential Information (including any Restricted Information) is disclosed or is allowed to be disclosed to any unauthorized person. I acknowledge and agree that it is imperative that all Confidential Information (including any Restricted Information) remains strictly confidential.

I understand that GDM is a joint venture company between Imation and Moser Baer and that each of GDM, Moser Baer and Imation are involved in similar and competing businesses pertaining to magnetic and optical data storage products. Further, since the Group would be purchasing products from Moser Baer, any Restricted Information (as defined hereinafter) would contain information which is confidential and proprietary to the Group and/or Moser Baer and should not be disclosed except in the manner and to the extent provided herein and any unauthorised disclosure of the same to Imation or any of their employees or consultants, agents or representatives would cause irreparable harm and injury to the Group and/or Moser Baer. In order to ensure that Imation and the Group work on an arms length basis and that their interests are not compromised or conflicted, I agree to the restrictions on disclosure of any portion of the Confidential Information (including any Restricted Information) imposed on me.

I agree and undertake as follows:

1.	that I shall use the Confidential Information received by me only for the purpose of performing my duties towards GDM and/or the relevant Group Company and shall not in any manner disclose any portion of the Confidential Information to any person except, subject to paragraph 3 below, strictly on a need to know basis and shall ensure that such person to whom the Confidential Information is disclosed shall keep such information strictly confidential.

2.	that I shall promptly advise GDM in writing if I learn of any unauthorized use or disclosure of Confidential Information.

3.	that notwithstanding anything to the contrary contained in this Undertaking, I shall not disclose any information of GDM or any Group Company relating to customer lists or information on an individual customer or a potential customer or order basis regarding the customer sales volume, product mix, product pricing or other similar information (“Restricted Information”) to any person except strictly on a need to know basis and only to such persons who have also executed undertakings in the form and content similar to this Undertaking, provided further, that under no circumstances shall I disclose the Restricted Information to any person who is working in or who has, in the past eighteen months, worked in the PSS Division (as defined hereinafter and excluding the financial controller of the PSS Division). I understand that the Restricted Information is very sensitive and competitive in nature and any unauthorized disclosure may cause irreparable harm and injury to Moser Baer and/or the Group. I further agree that if any disclosure of Restricted Information is required to be made to Imation or its employees, agents, representatives etc. (other than to persons who are presently working in or have in the past worked in the PSS Division as mentioned above, to whom disclosure is prohibited), then such disclosure shall only be made strictly on a need to know basis and only to such persons who have also executed undertakings in the form and content similar to this Undertaking. PSS Division means the business division within Imation and/or its associated / group companies which produces and/or sells personal computer storage applications comprising of optical media products (such as the optical data storage media in the CD and DVD recordable and re-writeable formats, whether packaged or unpackaged) and/or magnetic disc products (such as diskettes), including the relevant part of another division within Imation and/or its associated /group companies into which such business division may be reorganized in whole or in part from time to time

4.	that the restrictions in this Undertaking shall not apply to:

(a)	Confidential Information which both GDM and Moser Baer authorizes the disclosure in writing;

(b)	Confidential Information which is or becomes generally available to the public other than as a result of disclosure by me in violation of this Undertaking;

(c)	Confidential Information which is received by me from a source other than GDM, another Group Company, Moser Baer, Imation or any employees, consultants, representatives, agents of any of the foregoing entities, provided that such source, to the best of my knowledge, is not bound by a confidentiality agreement/undertaking with any person;

(d)	Confidential Information which is required to be disclosed by law or legal process or by any securities, exchanges, accounting, regulatory or governmental body (whether or not the requirement for disclosure has the force of law), after prior written notice has been given to GDM.

5.	that I acknowledge that the use or disclosure of the Confidential Information (including any Restricted Information) in a manner inconsistent with this Undertaking may cause GDM and/or the relevant Group Company and/or Moser Baer and/or Imation irreparable damage, and that the Group shall have the right to seek equitable relief including injunction to prevent the unauthorized use or disclosure. I agree not to oppose the granting of such relief to the maximum extent permissible under applicable law. Nothing shall be construed as prohibiting the Group from pursuing any other available remedies for such unauthorized use or disclosure, including the recovery of damages from me.

6.	that on my ceasing to be an employee/director of [insert the name of relevant Group Company], I shall promptly return to [insert the name of the relevant Group Company] all documents or other materials (including any notes, copies, any reproductions, any extracts and summaries and any such information stored electronically on tapes, computer disks, or in any other manner) pertaining to the Confidential Information (including any Restricted Information) received by me during my tenure with GDM or any Group Company;

7.	that if any provision of this Undertaking shall be determined to be invalid or otherwise unenforceable by any court of competent jurisdiction, I consent and agree that the validity and enforceability of the other provisions of this Undertaking shall not be affected thereby, that this Undertaking shall be enforced to the maximum extent permitted by law, and that any provision found invalid or otherwise unenforceable may be appropriately amended by that court so as to be valid and enforceable.

8.	that the failure by any Group Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.

9.	that this Undertaking shall be interpreted, governed and construed under the laws of England, as if executed and to be performed wholly within the territory of England.

10.	that I shall continue to abide by the terms hereof even after ceasing to be an employee/director of [insert the name of relevant Group Company].

Signature of Employee/Director
Name:
Designation:

Schedule 4 - Management Roles and Responsibilities (Clause 6.6(d))

Global Data Media - MBI International - Glyphics Media, Inc.

Global Data Media –
Roles and Responsibilities
Summary

Glyphics Media, Inc. (USA)	GDM + MBI International (Dubai)	MBI International (India)	Imation Corp	Moser Baer India Ltd.

- Local Company Mgmt	- Day to day operations such as operating &	- Procurement from MBI	- Strategic Direction	- Strategic Direction
	capital budgets, purchasing, pricing & employment	-Customer Relations/Account
- Front-line sales	- Company strategy	Mgmt	- Market Intelligence	- Market Intelligence
- Capital contribution
- OEM Account Management - Business Development	- Planning and Forecasting - GDM-MBII Board of Directors Interface	- Marcom (Adv, tradeshows) - Website/Internet presence	and loans - IT systems support (Oracle + WAN)	- Capital Contribution and loans - Product Roadmap
- Local Marketing	- Company Identity/Company Marcom	- Market Intelligence	- Technical Assistance	- Production commitments by SKU
		- Order Fulfillment/Physical		- Product delivery and quality
- Local Market Intelligence	- Imation customer invoicing and collections	Logistics	- Tech Service	performance
- Product Allocation
		implementation	- Board Representation	- Technical Assistance
- Order management	- Customer invoicing and collections	- Interface to MBI production scheduling		- IT Systems support (EMIS)
- - Credit note approvals	- WW Sales Management (Sales Director)	- Product Road Map		- Logistics support
- - Expediting, air freight	- Pricing Management			- Board Representation

- Local Acctg, AP, HR. IT & Admin	- - Floor price management
- Local AR/Credit Mgmt.	- - Margin maximization
- Local Legal and Statutory Compliance	- Product Allocation direction/approvals

Glyphics Media, Inc. (USA)	GDM + MBI International (Dubai)	MBI International (India)	Imation Corp	Moser Baer India Ltd.

- Conflict Management
- Imation vs. OEM customer requirements
- Middle East and North Africa Sales
- Rolling forecasted demand to MBI
- Finance, Consolidations, Treasury internal/external auditing, taxation
- Selecting /terminating or setting compsenation of key management and other employees

Key Metrics:	Key Metrics:	Key Metrics:
- Net Sales vs. Target in $USD	- Net Sales vs. Target in $USD	- Net Sales vs. Target - USD
- Gross Margins vs. target	- Gross Margins vs. target	- Gross Margins vs. target
- Local SG&A vs. target	- Company SG&A vs. target	- Logistics costs vs. target
- DSO and DOS vs. target - Forecast accuracy vs. rolling estimate	- DSO and DOS vs target - Net Income and Cash flow	- Supply Chain performance vs target - New product intro timeliness

Global Data Media - MBI International - Glyphics Media, Inc.

Roles and Responsibilities by Area - Page 1

					GDM-MBII	GDM-MBII	Imation	Moser Baer
	Description	Glyphics (USA)	MBII NL	MBII India	Dubai	BOD	Corp	India Ltd.

1.0	General Management

1.1	Day to day operations	MD	GM	MD India Office	MD	NA	NA

1.2	Front-line sales	Sales Director	GM	NA	Sales Director

1.3	Customer Account Mgmt	Sales Director	GM	Cust. Relations Mgr.	Sales Director

1.4	Business Development	Sales Director	GM	Cust. Relations Mgr.	Sales Director

1.5	Regional Marketing	Sales Director	NA	Cust. Relations Mgr.	Sales Director

1.6	Regional Market intelligence	Sales Director	GM	Cust. Relations Mgr.	Sales Director

2.0	Forecasting

2.0	Regional rolling forecast	Sales Director	NA	Cust. Relations Mgr.	Sales Director

2.0	MBII Consol. rolling forecast			SC Manager

2.0	MBII Consol forecast to MBI			SC Manager

2.0	MBI Manufacturing plan response							MBI production mgr.

2.0	MBII review and acceptance of Man. Plan	MD		SC Manager	MD

3.0	Order Management

3.1	New Customer approval	Sales Dir/MD	NA		Sales Dir/MD

					GDM-MBII	GDM-MBII	Imation	Moser Baer
	Description	Glyphics (USA)	MBII NL	MBII India	Dubai	BOD	Corp	India Ltd.

3.2	Customer order acceptance by Newco	Sales Dir/MD			Sales Dir/MD

3.3	MBII customer order acceptance by MBI							Exec. Director

3.4	Credit limit check	SC Specialist	NA		SC Specialist

3.5	Credit Limit override approval	Fin Manager			Fin Manager

3.6	Customer Orders into EMIS	SC Specialist			SC Specialist

3.7	Confirmation of customer ship date			SC Specialist

4.0	Customer Invoicing

4.1	Create and send MBI invoices to MBII							SC Specialist

4.2	Create BOL, pack list and send with product			Export Assistant

4.3	Create and send banking docs to MBII			Export Assistant

4.4	Create and send MBII invoice to customer			SC Specialist

4.5	Create and send MBII invoice to Imation AP Depts	SC Specialist			SC Specialist

Global Data Media - MBI International - Glyphics Media, Inc.

Roles and Responsibilities by Area - Page 2

						GDM-MBII		Moser Baer
	Description	Glyphics (USA)	MBII NL	MBII India	GDM-MBII Dubai	BOD	Imation Corp	India Ltd.

5.0	Customer Credit Notes

5.x	Approve Customer CN requests (Auth. Matrix)	Sales Dir or MD	GM	Cust. Relations Mgr.	Sales Dir or MD

5.x	Create and send CN to Customer		NA	Export Assistant

6.0	Price Management

6.1	Maintain Customer price list	Sales Dir/MD		Order Mgmt. Mgr	Sales Dir/MD

6.2	Prepare one-off price recommendation	Sales Dir/MD		Cust. Relations Mgr.	Sales Dir/MD

6.3	Transmit One-off price recomm to MD	Sales Dir/MD		Order Mgmt. Mgr	Sales Dir/MD

6.4	Approve one-off price change	Sales Dir/MD			Sales Dir/MD

6.5	Prepare permanent price change recomm.	Sales Dir/MD		Cust. Relations Mgr.	Sales Dir/MD

6.6	Forward price change recomm to MD and MBI	Sales Dir/MD		Order Mgmt. Mgr	Sales Dir/MD

6.7	Approve permanent price change	Sales Dir/MD			Sales Dir/MD

7.0	Annual Business Plan

7.1	Set annual business plan timetable				Fin Manager

7.2	Prepare business plan revenue and margin inputs				Sales Director

						GDM-MBII		Moser Baer
	Description	Glyphics (USA)	MBII NL	MBII India	GDM-MBII Dubai	BOD	Imation Corp	India Ltd.

7.3	Prepare operating & capital budgets, headcount levels				Fin Manager

7.4	Prepare final revenue, margin, operating & capital budgets				MD

7.5	Prepare final quarterly headcount plans Circulate final draft business plan to the BOD				MD MD

7.6	Approve annual Business Plan					BOD

8.0	Purchasing

8.1	Define purchasing process				MD/Fin Manager

8.2	Approve authorized signers list (external documents)				MD

8.3	Approve authorized approvers list and US$ limits				MD

8.5	Approve purchase requisitions (Auth. matrix)	Sales Dir, Fin Mgr and MD	GM	MD India Office	Sales Dir, Fin Mgr and MD

8.6	Approve purchase orders (Auth. matrix)	Sales Dir, Fin Mgr and MD	GM	MD India Office	Sales Dir, Fin Mgr and MD

8.7	Approve vendors (Auth. matrix)	MD/Fin Manager	GM	MD India Office	MD/Fin Manager

8.8	Approve vendor invoices for payment (Auth. Matrix)	Sales Dir, Fin Mgr and MD	GM	MD India Office	Sales Dir, Fin Mgr and MD

Global Data Media - MBI International -
Glyphics Media, Inc.

Roles and Responsibilities by Area Page 3

						GDM-MBII	Imation	Moser Baer
	Description	Glyphics (USA)	MBII NL	MBII India	GDM-MBII Dubai	BOD	Corp	India Ltd.

9.0	Employment Matters

9.1	Prepare headcount requisitions and promotion proposals	Sales Dir, Fin Mgr and MD	NA	MD India Office	Sales Dir, Fin Mgr and MD

9.2	Prepare salary change proposals (annual and interim)	Sales Dir, Fin Mgr and MD	GM	MD India Office	Sales Dir, Fin Mgr and MD

9.3	Approve headcount, promotions, salary changes				MD

9.4	Approve changes to MD compensation & other MD issues					BOD

9.5	Approve changes to Sales Director compensation					BOD

9.6	Hiring and dismissal of the Sales Director					BOD

9.7	Approve employee dismissal requests & related Comp.				MD

9.8	Establish employee compensation and benefits policy				MD

10.0	Capital Contributions

10.1	Set capital contributions limits						Via contract	Via contract

10.2	Approve additional capital contributions						Via contract	Via contract

10.3	Approve payment of dividends					BOD

Signed by	)
duly authorised for and	)
on behalf of	)	/s/ Robert L. Edwards
Imation	)

Signed by	)
duly authorised for and	)
on behalf of	)	/s/ Deepak Puri
MBI	)

Signed by	)
duly authorised for and	)
on behalf of	)	/s/ Joseph V. Gote
The Company	)

Signed by	)
duly authorised for and	)
on behalf of	)	/s/ Joseph V. Gote
International	)